From: Kodiak Energy Inc. [info@kodiakpetroleum.com]
Sent: August-25-09 10:34 AM
To: Bill Brimacombe
Subject: Kodiak Energy, Inc. Subsidiary Cougar Energy, Inc. Announces Purchase and Sale Agreement of Property Acquisition

=======================================================================
Re:   Kodiak Energy, Inc. Subsidiary Cougar Energy, Inc. Announces
        Purchase and Sale Agreement of Property Acquisition
=======================================================================

CALGARY, ALBERTA -- (MARKETWIRE) -- August 25, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled subsidiary, Cougar Energy, Inc. (Cougar), has signed a binding purchase and sale agreement for the previously announced agreement in principle for the acquisition of wells, facilities and production from a private company with operations in and adjacent to the CREEnergy project announced on July 20, 2009. Additional information is on our website at http://www.kodiakpetroleum.com/s/AdditionalProjects.asp.

Mr. Bill Tighe, CEO of Cougar, states, "This recent acquisition adds core properties to our ongoing development of the CREEnergy Joint Venture project and on building overall area production, infrastructure, and short term cash flow with substantial upside available in workovers, secondary developments and drilling.

The acquisition adds 11 producing wells, 21 suspended wells, and associated production, water disposal and pipeline facilities.  The existing wells and reserves are located in the Trout field.  Current gross production is approximately 170 barrels of oil per day.  We will be actively working this fall and winter to maximize those opportunities and increase production and thus revenue.  Based on the independent look ahead engineering report effective date June 30, 2009 as provided by the private company, the estimated Proved and Probable oil reserves are approximately CAD$7,250,000 (Net Present Value 10% discount).  Cougar will update the reserve report information after closing.

This acquisition has a total purchase price of CAD$6,000,000 and will be funded with cash and debt.  Final closing is expected to be completed on or before September 30, 2009.

Additional information will be released as it becomes available.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc.  The focus is on the exploration and development of Canadian based onshore oil and gas properties.  The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta.  Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospect is located in the northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
Wm (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com
http://www.cougarenergyinc.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

=======================================================================
Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
Message sent on Tue Aug 25, 2009 at 9:32:50 AM Pacific Time
========================================================================